Exhibit 99.1


                                [CompuMed letterhead]



                                                  August 4, 1997



          Dear Warrantholder:

                    I am pleased to advise you that the Expiration Date of your Warrants to purchase shares of Common Stock, $.01 par value (the "Common Stock"), of CompuMed, Inc., a Delaware corporation (the "Company"), have been extended to August 2, 1999.

                    Reference is made to the Warrant Agreement, dated as of August 2, 1992, between the Company and U.S. Stock Transfer Corporation (the "Warrant Agreement"), and the Warrant Certificates issued pursuant thereto, which entitle the Warrantholders to purchase one share of the Company's Common Stock at a present exercise price of $3.75 per share for every ten (10) Warrants owned, subject to adjustment and upon the other terms and conditions set forth in the Warrant Agreement. The present Expiration Date of the Warrants is the close of business on August 4, 1997.

                    Notice is hereby given that, effective the date hereof, the Board of Directors of the Company has authorized an extension of the Warrants for a period of two years whereby the Warrants will now expire on the close of business on August 2, 1999. Except for this change in the Expiration Date, and the prior changes in the exercise price to $3.75 per share and the corresponding reduced number of shares of Common Stock underlying the Warrants by reason of the October 1994 reverse stock split, all other terms and conditions set forth in the Warrant Agreement and your Warrant Certificate will remain the same, subject to any future adjustments which may be required or agreed to under the Warrant Agreement.



                                                    /s/ Rod Raynovich
                                                  ------------------------
                                                  Rod Raynovich, President